Exhibit 10.2

Amended and Restated
STOCK OPTION GRANT AGREEMENT
(Non-Qualified Stock Option)

     THIS Amended and Restated Stock Option Grant Agreement (the "Agreement") is made effective as of this 1 day of April, 2010 between Neiman Marcus, Inc. (the "Company") and Burton M. Tansky (the "Participant").

     WHEREAS, the Company has adopted and maintains the Neiman Marcus, Inc. Management Equity Incentive Plan, as amended (the :"Plan");

     WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non-Qualified Stock Options to purchase shares of Common Stock of the Company;

     WHEREAS, the Company previously granted a Non-Qualified Stock Option to the Participant pursuant to the Plan evidenced by a Stock Option Grant Agreement dated as of November 29, 2005, that contained both a Performance Option and a Fair Value Option (the "Original Option");

     WHEREAS, the Stock Option Grant Agreement with respect to the Original Option was amended effective January 1, 2009;

     WHEREAS, the Fair Market Value of the shares of Common Stock subject to the Original Option is less than the Exercise Price of the Original Option immediately prior to the effectiveness of this Agreement;

     WHEREAS, the Board has determined that the Fair Market Value of the shares of Common Stock on the date of this Agreement is not in excess of $1,000 per share;

     WHEREAS, the Company and the Participant agree to cancel the portion of the Original Option that is a Performance Option (with respect to any shares of Common Stock remaining unexercised) as consideration for the grant of a new Performance Option as provided herein; and

     WHEREAS, the Company has approved the modification of the Expiration Date of the Original Option with respect to both the Performance Option and the Fair Value Option;

     NOW, THEREFORE, pursuant to the authority reserved in Section 4.12 of the Plan and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree to amend and restate the Stock Option Grant Agreement with respect to the Original Option in its entirety as follows:

     1.     Grant of Options.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby restates the prior grant to the Participant of a Fair Value Option with respect to 7,269.3851 shares of Common Stock of the Company and now hereby grants to the Participant, in consideration of the cancellation of the portion of the Original Option that was a Performance Option, a new Performance Option with respect to 5,668 shares of Common Stock of the Company, such that the total number of shares of Common Stock of the Company granted to the Participant hereunder as a Non-Qualified Stock Option is 12,937.3851 shares (the "Option").

     2.     Grant Date.  The Grant Date of the Performance Option hereby granted is April 1, 2010. The Grant Date of the Fair Value Option shall remain November 29, 2005.

     3.     Incorporation of Plan.  Except as provided herein, all terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

     4.     Exercise Price

     (a)     The Exercise Price of each share of Common Stock underlying the portion of the Option that is a Fair Value Option is $1,445.00.

     (b)     The Exercise Price of each share of Common Stock underlying the portion of the Option that is a Performance Option shall be an increasing amount starting with $1,000.00 on the Grant Date and increasing at a 10.00% compound rate on December 15, 2010 and each December 15 thereafter until the earlier to occur of (i) the exercise of the Option, (ii) December 15, 2013, or (iii) the occurrence of a Change of Control of the Company; provided, however, that the Exercise Price shall cease to increase as provided herein on a portion of the outstanding Performance Option following the sale by the Majority Stockholder of shares of Common Stock as follows:  the pro rata portion of the Performance Option held by a Participant with respect to which the Exercise Price shall cease to increase shall be the portion of the Performance Option that bears the same ratio to the total Performance Option held by a Participant as the total number of shares of Common Stock sold by the Majority Stockholder bears to the total number of shares of Common Stock owned by the Majority Stockholder immediately prior to such sale.

     5.     Exercise Dates. Except as otherwise provided herein, the Option shall become exercisable as follows:

     (a)     Fair Value Option Grant. The Fair Value Option Grant is fully and immediately exercisable.

     (b)     Performance Option Grant. A portion of the Performance Option Grant with respect to 1,417 shares of Common Stock shall become exercisable December 15, 2010 and the remaining portion of the Performance Option shall become exercisable in thirty-six (36) equal monthly installments over the thirty-six (36) months following December 15, 2010, beginning on January 15, 2011, until 100% of the Performance Option is fully exercisable; provided that the Performance Option shall become fully exercisable on a Change of Control.

     (c)     Forfeiture of Option. Should the Participant's employment be terminated for Cause, the unexercised portion of the Option, whether or not then exercisable, shall be immediately forfeited.

     6.     Expiration Date.  Subject to the provisions of the Plan and Section 5(c) above, the exercisable portion of the Option will remain exercisable until, and shall expire on, the earlier of: (i) one year after a Change of Control; or (ii) October 6, 2015.

     7.     Net-Physical Settlement.  In the event that a Participant's Employment terminates due to death, Disability or Retirement or is terminated by the Company without Cause or by the Participant for Good Reason, the Company will permit such Participant to exercise all or any portion of his or her outstanding Option, which is then vested and then exercisable or thereafter becomes exercisable, through net-physical settlement (to satisfy both the exercise price and applicable withholding taxes (at the minimum statutory withholding rate)), to the extent permitted under Section 409A of the Code; provided that the Company's Chief Financial Officer makes a good faith determination at such time and after reasonable efforts to consult with the Company's independent auditors that net physical settlement of any such Options would not produce materially less favorable accounting consequences for the Company than if the exercise price for any such Options were paid in cash. The partial exercise of the Option, alone, shall not cause the expiration, termination or cancellation of the remaining Options.

     8.     Construction of Agreement.  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company's forbearance or failure to take action. It is intended that the Option be exempt from Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.

     9.     Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of, or acquiescence in, any such breach or default, or any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

     10.    Limitation on Transfer.  The Option shall be exercisable only by the Participant or the Participant's Permitted Transferee(s), as determined in accordance with the terms of the Plan, except that the Participant is not required to obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant. Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Agreement and shall be entitled to all the rights of the Participant under the Plan and this Agreement. All shares of Common Stock obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Management Stockholders' Agreement.

     11.    Conflicts: Interpretation of the Plan Provisions.  The terms of this Agreement shall govern pari passu with the terms of the Plan, and the parties hereby agree to work together to resolve any inconsistency between the terms of the Plan and the terms of this Agreement. Notwithstanding anything to the contrary in the Plan or this Agreement, the Board and the Participant shall receive equal deference with respect to interpretations of the Plan and this Agreement insofar as such interpretations affect the Option granted hereunder.

     12.    Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter. Without limiting the generality of the foregoing, the Participant (i) acknowledges and consents to the terms of this Agreement, notwithstanding any conflicts between the terms hereof and the terms of the Employment Agreement and (ii) agrees that the portion of the Original Option that is a Performance Option is hereby cancelled.

     13.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     14.    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

     15.    Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to the existence of a Public Market, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the Management Stockholders' Agreement and the Participant hereby agrees to be bound thereby.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Management Stockholders' Agreement as of the day and year first written above.
NEIMAN MARCUS, INC.

By:	/s/ Nelson A. Bangs

Title: Senior Vice President

/s/ Burton M. Tansky